Exhibit 10.2

JOINDER AGREEMENT TO STOCK ESCROW AGREEMENT

This Joinder Agreement (this “Joinder”) is entered into as of October 10, 2025, by Poon Man Ka, Christy (the “Transferee”), with respect to the Stock Escrow Agreement dated September 17, 2024 (the “Escrow Agreement”), by and among YHN Acquisition I Limited (the “Company”), the Initial Shareholders listed in Exhibit A thereto, and Continental Stock Transfer & Trust Company (the “Escrow Agent”).

WHEREAS, pursuant to Section 4.3 of the Escrow Agreement, Satoshi Tominaga, an Initial Shareholder, has transferred 15,000 Escrow Shares to YHN Partners I Limited, who is also an Initial Shareholder and who in turn transferred them to the Transferee, who is the new Chief Executive Officer and a director of the Company;

WHEREAS, Section 4.3 of the Escrow Agreement permits such transfer on the condition that the Transferee agrees in writing to be bound by the terms and conditions of the Escrow Agreement and the Insider Letter signed by the Initial Shareholder transferring such Escrow Shares;

NOW, THEREFORE, the Transferee hereby agrees as follows:

1.	The Transferee acknowledges receipt of the Escrow Agreement dated September 17, 2024, executed by YHN Partners I Limited, and has reviewed and understands the terms thereof.

2.	The Transferee agrees to be bound by all the terms and conditions of the Escrow Agreement as if the Transferee were an original signatory thereto, including, without limitation, the restrictions on transfer of the Escrow Shares set forth in Section 4.3 of the Escrow Agreement.

3.	The Transferee acknowledges that the 15,000 Escrow Shares transferred to the Transferee shall remain subject to the terms of the Escrow Agreement, including the Escrow Period and disbursement conditions set forth in Section 3.

4.	The Transferee shall be deemed an Initial Shareholder for all purposes under the Escrow Agreement with respect to the 15,000 Escrow Shares transferred to the Transferee, including, without limitation, all rights and obligations applicable to Initial Shareholders as set forth in the Escrow Agreement.

5.	The address of the Transferee is c/o YHN Acquisition I Limited, 2/F, Hang Seng Building, 200 Hennessy Road, Wanchai, Hong Kong.

6.	This Joinder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

7.	This Joinder may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Transferee has executed this Joinder Agreement as of the date first written above.

TRANSFEREE:

By: /s/ Poon Man Ka, Christy

Name: Poon Man Ka, Christy

COMPANY:

YHN ACQUISITION I LIMITED

By:	/s/ Poon Man Ka, Christy
Name: Poon Man Ka, Christy
Title: Chief Executive Officer

INITIAL SHAREHOLDERS:

/s/ Satoshi Tominaga
Satoshi Tominaga

/s/ Yangyujia An
Yangyujia An

/s/ Zhengming Feng
Zhengming Feng

/s/ Donghui Xu
Donghui Xu

/s/ Min Zhang
Min Zhang

YHN Partners I Limited

By:	/s/ Pui Chun Wong
Name:	Pui Chun Wong
Title:	Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Leicia Savinetti
	Name:	Leicia Savinetti
	Title:	Vice President

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